Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-4 of our report dated March 3, 2021, relating to the financial statements of Telesat Canada and to the reference to us under the heading “Experts” in such Registration Statement.

We also consent to the use in this Registration Statement on Form F-4 of our report dated February 11, 2021, relating to the financial statements of Telesat Corporation and to the reference to us under the heading “Experts” in such Registration Statement.

We also consent to the use in this Registration Statement on Form F-4 of our report dated February 11, 2021, relating to the financial statements of Telesat Partnership LP and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
June 24, 2021